Exhibit 10.11

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (this "Agreement") is entered into as of June 8, 2026 (the "Effective Date"), by and between:

(1) DevvStream Corp., a company organized and existing under the laws of the Province of Alberta, Canada (the "Company" or "DEVS"); and

(2) Helena Global Investment Opportunities 1 Ltd., ("Helena," and together with the Company, the "Parties," and each, a "Party").

RECITALS

WHEREAS, on July 17, 2025, the Company issued a Convertible Promissory Note (the "Note") in favor of Helena, pursuant to which Helena extended financing to the Company, and the Parties entered into a related Securities Purchase Agreement (the "Purchase Agreement"), a Security Agreement (the "Security Agreement") and certain other Transaction Documents (as defined in the Purchase Agreement) of even date (collectively with the Note, the "Transaction Documents");

WHEREAS, the Company has acknowledged that it defaulted under the Note, with such default arising on or about October 31, 2025, triggering liquidated damages and other penalties under the terms of the Note (the "Default");

WHEREAS, Helena submitted two conversion notices to the Company, dated June 1, 2026 and June 4, 2026, respectively, in the amounts of $145,000 and $150,000 (collectively, the "Conversion Notices"), for a combined total of $295,000, which Conversion Notices the Company has not honored in accordance with Section 3.1 of the Note;

WHEREAS, in connection with the Transaction Documents, certain cryptocurrency collateral is held in a BitGo account for the benefit of Helena (the "Collateral");

WHEREAS, disputes have arisen between the Parties regarding, among other things, the Company's failure to honor the Conversion Notices, the total amount outstanding under the Note, the treatment of the Collateral, and certain other matters (collectively, the "Disputes");

WHEREAS, the Parties desire to resolve the Disputes and settle all claims, controversies, and causes of action between them, whether known or unknown, arising out of or relating to the Transaction Documents, the Disputes, and the matters described herein, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I — Definitions

1.1 Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note or the other Transaction Documents, as applicable. In addition, the following terms shall have the meanings set forth below:

"Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the City of New York are authorized or required by law to remain closed.

"Remaining Debt" has the meaning set forth in Section 2.3.

"Trading Day" means any day on which the principal trading market for the Company's common shares is open for trading.

"Trading Volume" means the aggregate number of shares of the Company's common shares traded on the principal trading market on any given Trading Day.

Article II — Settlement Terms

2.1 Honoring of Conversion Notices. The Company hereby irrevocably agrees to honor the Conversion Notices submitted by Helena on June 1, 2026 and June 4, 2026, in the amounts of $145,000 and $150,000, respectively, and shall deliver to Helena or its designee the common shares of the Company issuable in respect thereof no later than 10:00 AM Eastern Time on June 8, 2026 (the "Share Delivery Deadline"). Time is of the essence with respect to the Share Delivery Deadline. Failure by the Company to deliver such shares by the Share Delivery Deadline shall constitute a material breach of this Agreement and shall entitle Helena to pursue all rights and remedies available at law or in equity, including but not limited to those set forth in the Note and the other Transaction Documents.

2.2 Application of Collateral Value. The Parties acknowledge that certain cryptocurrency collateral is held in a BitGo account pursuant to the Transaction Documents. Helena agrees to apply the value of such Collateral toward the amounts owing under the Note, and Helena agrees to deem the value of the Collateral to be Two Million Six Hundred Thousand Dollars ($2,600,000) (the "Agreed Collateral Value") for all purposes under this Agreement and the Transaction Documents. The Agreed Collateral Value shall be credited against the outstanding obligations under the Note as of the Effective Date. Helena shall retain possession and control of the Collateral in accordance with the Transaction Documents and shall be entitled to liquidate or otherwise dispose of the Collateral in its discretion; provided, however, that Helena shall have no obligation to liquidate the Collateral on any particular timeline or at any particular price, and any proceeds received shall be for Helena’s sole benefit free and clear of any claim by the Company.

2.3 Acknowledgment of Remaining Debt. The Parties agree that, after giving effect to (a) the honoring of the Conversion Notices pursuant to Section 2.1 and (b) the application of the Agreed Collateral Value pursuant to Section 2.2, the remaining outstanding amount owing by the Company to Helena under the Note shall be One Million Dollars ($1,000,000) (the "Remaining Debt"). The Company hereby acknowledges and agrees to the Remaining Debt as a binding obligation of the Company, payable in accordance with the terms of the Note as modified by this Agreement. The Remaining Debt shall be convertible by Helena at the Event of Default Discount Price (as defined in the Note) in accordance with Section 2.2(c) of the Note until the Remaining Debt is repaid and/or converted in full and for the avoidance of doubt any such conversion remains subject to the delivery timeframes set forth in Section 3.2 of the Note.

2.4 Restriction on Prepayment; Conversion Rights During Notice Period. The Company agrees that it may not prepay the Remaining Debt, in whole or in part, without providing Helena with not less than ten (10) Business Days' prior written notice of its intention to prepay (the "Prepayment Notice Period"). During the Prepayment Notice Period, Helena shall have the right to submit additional conversion notices under the Note in accordance with its terms, and the Company shall be obligated to honor any such conversion notices in accordance with Section 2.5 hereof and the terms of the Note. Any prepayment by the Company shall be reduced by the amount of any conversion notices submitted and honored during the Prepayment Notice Period. For the avoidance of doubt, the Company shall not effect any prepayment until the expiration of the Prepayment Notice Period and until all conversion notices submitted during such period have been fully honored and the corresponding shares delivered.

2.5 Future Conversion Notices. The Company hereby explicitly and irrevocably agrees that it shall honor all future conversion notices submitted by Helena in respect of the Remaining Debt (or any portion thereof then outstanding) in accordance with and within the timeframes prescribed in Section 3.1 of the Note. The Company acknowledges that its obligation to deliver conversion shares upon receipt of a valid conversion notice is unconditional and shall not be subject to any set-off, counterclaim, defense, or condition precedent, except as expressly set forth in the Note. Any failure by the Company to honor a future conversion notice within the timeframes prescribed in the Note shall constitute an Agreement Default, and an Event of Default under the Note, entitling Helena to all remedies available thereunder and hereunder and at law or in equity.

2.6 Agreed Calculation Baseline. For the avoidance of doubt, the Remaining Debt reflects the following agreed adjustments to the amounts previously asserted by Helena: (a) accrued interest waived through May 2026 per the March 5, 2026 Mutual Agreement, with only the June 1–4 stub ($3,400) remaining; (b) RRA liquidated damages calculated from the amended Effectiveness Deadline of approximately November 8, 2025, totaling approximately $456,000 plus approximately $17,800 in interest thereon; (c) the 130% Mandatory Default Amount premium applied solely to the corrected base of outstanding principal plus stub interest (approximately $703,000); and (d) the §3.2 conversion-failure liquidated damages ($47,000) treated as standalone and not included in the MDA base. In the event of any reinstatement pursuant to Section 8.2(e), the Reinstated Balance shall be calculated using the foregoing agreed adjustments as the baseline — not the amounts previously asserted by Helena prior to this Agreement. Notwithstanding the forgoing, this Section 2.6 shall not be applicable in the event that the shares are not delivered pursuant to Section 2.1 and Section 2.5 herein.

Article III — Leak-Out Provisions

3.1 Daily Trading Limitation. Helena agrees that, from and after the Effective Date, Helena and its affiliates shall not sell the Company's common shares received upon conversion of the Note (collectively, "Conversion Shares") on any single Trading Day in an amount exceeding ten percent (10%) of the average daily Trading Volume of the Company's common shares over the ten (10) Trading Days immediately preceding such Trading Day (the "Daily Volume Limit").

3.2 Duration. The obligations set forth in this Article III shall remain in effect until the earlier of (a) the date on which the Remaining Debt has been reduced to zero, or (b) the occurrence of an Agreement Default (as defined in Section 8.1) that remains uncured following the expiration of the cure period set forth in Section 8.1(c), or (c) the occurrence of an Event of Default under the Note that remains uncured following the expiration of any applicable cure period thereunder.

Article IV — Mutual Release

4.1 Release by Helena. Effective upon compliance in full with Section 2 hereof and the Company's execution and delivery of this Agreement, Helena hereby fully releases, acquits, and discharges the Company and each of its current and former officers, directors, employees, agents, representatives, successors, and assigns (collectively, the "Company Released Parties") from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, expenses, and liabilities of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, contingent or accrued, at law or in equity, arising out of or relating to the Transaction Documents, the Disputes, or any act, omission, event, or circumstance occurring on or before the Effective Date in connection therewith, including without limitation any claims relating to the Company's failure to honor the Conversion Notices (collectively, the "Helena Released Claims").

4.2 Release by the Company. Effective upon the Effective Date, the Company hereby fully releases, acquits, and forever discharges Helena and each of its current and former officers, directors, employees, agents, representatives, successors, and assigns (collectively, the "Helena Released Parties") from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, expenses, and liabilities of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, contingent or accrued, at law or in equity, arising out of or relating to the Transaction Documents, the Disputes, or any act, omission, event, or circumstance occurring on or before the Effective Date in connection therewith (collectively, the "Company Released Claims").

4.3 Scope of Release. The releases set forth in Sections 4.1 and 4.2 are intended to be broadly construed and shall extend to all claims arising out of or relating to the Transaction Documents and the Disputes, whether or not specifically enumerated herein. Each Party expressly waives any and all rights under any statute or common law principle that would otherwise limit the effect of the foregoing releases to claims known or suspected to exist at the time of execution of this Agreement.

4.4 Carve-Out from Release. Notwithstanding anything to the contrary in this Article IV, the releases set forth herein shall not extend to (a) any obligations arising under or pursuant to this Agreement, (b) the Company's continuing obligations under the Note with respect to the Remaining Debt, including the obligation to honor future conversion notices as set forth in Section 2.5, or (c) any obligations under the other Transaction Documents that expressly survive the Effective Date.

Article V — Representations and Warranties

5.1 Mutual Representations. Each Party represents and warrants to the other Parties that:

(a) Such Party has full power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

(b) The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate, company, or other organizational action, as applicable.

(c) This Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and to general principles of equity.

(d) The execution, delivery, and performance of this Agreement by such Party do not and will not violate, conflict with, or result in a breach of any provision of such Party's organizational documents, any applicable law, or any material agreement to which such Party is a party or by which such Party or its assets are bound.

5.2 Company Representations. The Company further represents and warrants to Helena that:

(a) As of the Effective Date, the Remaining Debt accurately reflects the outstanding amount owing to Helena under the Note after giving effect to the transactions contemplated by Sections 2.1 and 2.2.

(b) The Company has a sufficient number of authorized and unissued shares of common stock available to satisfy all conversion notices that Helena may submit with respect to the Remaining Debt.

(c) All Conversion Shares delivered pursuant to this Agreement and the Note shall be duly authorized, validly issued, fully paid, and non-assessable, and free and clear of all liens, encumbrances, and restrictions, other than applicable securities law restrictions.

(d) The Company shall take all actions necessary to ensure that the Conversion Shares are delivered free of any restrictive legends (other than as required by applicable securities laws) and are eligible for deposit into Helena's brokerage account through the Depository Trust Company or otherwise in accordance with the Note.

Article VI — Covenants

6.1 Public Statements. Neither Party shall issue any press release or make any public statement regarding this Agreement or the Disputes without the prior written consent of the other Party, except as may be required by applicable law, regulation, or the rules of any stock exchange on which the Company's securities are listed. In the event a Party is required by law or regulation to make a public disclosure, such Party shall provide the other Party with reasonable advance notice thereof and an opportunity to review and comment on the proposed disclosure.

6.1A SEC Disclosure. The Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the execution and material terms of this Agreement no later than 10:00 a.m. Eastern Time on Monday, June 8, 2026. Time is of the essence with respect to such filing deadline.

6.2 Cooperation. Each Party shall execute and deliver such further documents and instruments and take such further actions as may be reasonably necessary or appropriate to carry out and effectuate the purposes and intent of this Agreement.

6.3 No Disparagement. No Party shall make, publish, or cause to be made or published any disparaging, defamatory, or derogatory statements, whether oral or written, regarding any other Party or any of such other Party's officers, directors, principals, affiliates, or representatives.

6.3A Withdrawal of Threatened Communications. Helena hereby agrees to immediately and irrevocably withdraw, and to refrain from issuing, any threatened corrective press release, auditor notification, transfer-agent communication, or other similar communication referenced in Helena’s letter to the Company dated June 6, 2026, and Helena covenants that it shall not issue any such communication at any time following the Effective Date, provided that an Event of Default or Agreement Default has not occurred or is continuing.

6.4 Consent to Proposed Merger; Waiver of Section 13 Termination Right. Provided that the shares are delivered pursuant to Section 2.1 herein, Helena hereby irrevocably consents to the proposed business combination among the Company, XCF Global, Inc., a Delaware corporation (“XCF”), and Southern Energy Renewables Inc. (“Southern”), pursuant to the Business Combination Agreement dated as of April 13, 2026, by and among XCF, DevvStream Merger Sub Inc., Southern Merger Sub Inc., the Company, and Southern (the “Business Combination Agreement”), pursuant to which, among other things, DevvStream Merger Sub Inc. will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of XCF (the “Proposed Merger”). Helena acknowledges and agrees that, to the extent any consent, waiver, or approval of Helena is required under the Note, the Purchase Agreement, the Security Agreement, or any other Transaction Document in connection with the Proposed Merger, the domestication of the Company from Alberta to Delaware, or any other transaction contemplated by the Business Combination Agreement (including, without limitation, the assumption and conversion of the Note and any other DevvStream convertible securities into equivalent rights with respect to XCF common shares), such consent, waiver, and approval is hereby granted. Provided that the shares are delivered pursuant to Section 2.1 herein, Helena hereby irrevocably and permanently waives any right to terminate, accelerate, or seek to unwind the Proposed Merger under Section 13 of that certain Consent and Waiver Agreement dated April 10, 2026, by and between Helena and the Company (the “April 10 Consent & Waiver”), and such waiver shall not be subject to revocation or reinstatement for any reason, including any Agreement Default. For the avoidance of doubt, this consent shall not release, diminish, or otherwise affect any of the Company’s obligations under this Agreement or the Note with respect to the Remaining Debt, including the obligation to honor future conversion notices as set forth in Section 2.5, all of which obligations shall be assumed by XCF or its applicable subsidiary in connection with the Proposed Merger in accordance with the Business Combination Agreement.

Article VII — Conditions Precedent

7.1 Conditions to Helena's Obligations. The obligations of Helena under this Agreement are subject to the satisfaction or waiver of the following conditions on or before the Share Delivery Deadline:

(a) The Company shall have delivered the Conversion Shares in respect of the Conversion Notices in accordance with Section 2.1.

(b) The Company shall have executed and delivered this Agreement.

(c) The representations and warranties of the Company set forth herein shall be true and correct in all material respects as of the Effective Date.

7.2 Conditions to the Company's Obligations. The obligations of the Company under this Agreement are subject to the satisfaction or waiver of the following conditions:

(a) Helena shall have executed and delivered this Agreement.

(b) The representations and warranties of Helena set forth herein shall be true and correct in all material respects as of the Effective Date.

Article VIII — Default and Remedies

8.1 Events of Default by the Company. The occurrence of any of the following shall constitute an event of default by the Company under this Agreement (each, an "Agreement Default"):

(a) The Company's failure to deliver the Conversion Shares by the Share Delivery Deadline and file the requisite Form 8-K by the deadline provided in Section 6.1A.

(b) The Company's failure to honor any future conversion notice within the timeframes prescribed in the Note.

(c) The Company's breach of any material provision of this Agreement that remains uncured for five (5) Business Days after reasonable written notice thereof from Helena specifying the breach in reasonable detail.

(d) Any representation or warranty made by the Company hereunder proving to have been materially false or misleading as of the date made.

8.2 Remedies Upon Agreement Default. Upon the occurrence of an Agreement Default that remains uncured following the expiration of any applicable cure period, Helena shall be entitled to pursue all rights and remedies available at law or in equity, including without limitation (a) specific performance of the Company's obligations hereunder, (b) all rights and remedies under the Note and the other Transaction Documents, and (c) recovery of all costs and expenses, including reasonable attorneys' fees, incurred in connection with the enforcement of this Agreement. Upon the occurrence of any such uncured Agreement Default, and in addition to any other remedies available to Helena hereunder or at law or in equity, (d) the release of Helena set forth in Section 4.1 shall be null and void and of no further force or effect, and all Helena Released Claims shall be fully reinstated as if such release had never been granted; (e) the acknowledgment of the Remaining Debt set forth in Section 2.3 shall be null and void, and the outstanding balance owing under the Note shall be reinstated to the full amount that would have been owing immediately prior to the Effective Date, after giving effect to the Agreed Collateral Value and any amounts converted or repaid following the date hereof plus all accrued and unpaid interest, fees, liquidated damages, and other amounts owing thereunder (the “Reinstated Balance”), and such Reinstated Balance shall be convertible by Helena at the Default Conversion Price (as defined in the Note) and all default provisions, penalties, and remedies set forth in the Note shall apply to the Reinstated Balance in full force and effect; and (f) all covenants and obligations of Helena under this Agreement, including without limitation the leak-out provisions set forth in Article III, shall be null and void and of no further force or effect. Notwithstanding the foregoing, provided that the shares are delivered pursuant to Section 2.1 herein, the consent to the Proposed Merger set forth in Section 6.4, including the waiver of Helena’s rights under Section 13 of the April 10 Consent & Waiver, shall survive any Agreement Default and shall not be revoked, reinstated, or otherwise affected by any Agreement Default or the exercise of any remedy hereunder. The rights and remedies set forth herein are cumulative and not exclusive of any other rights or remedies available to Helena.

8.3 Helena Defaults. The occurrence of any of the following shall constitute an event of default by Helena under this Agreement (each, a “Helena Default”):

(a) Helena’s breach of the leak-out provisions set forth in Article III;

(b) Provided no Agreement Default has occurred or is continuing, Helena’s breach of the public statements or no-disparagement provisions set forth in Sections 6.1 or 6.3;

(c) Helena’s breach of the consent to the Proposed Merger set forth in Section 6.4; or

(d) Helena’s assertion of any Helena Released Claim against any Company Released Party in violation of Section 4.1.

8.4 Remedies Upon Helena Default. Upon the occurrence of a Helena Default that remains uncured for five (5) Business Days after reasonable written notice thereof from the Company specifying the breach in reasonable detail, the Company shall be entitled to pursue all rights and remedies available at law or in equity, including without limitation (a) specific performance of Helena’s obligations hereunder, (b) all rights and remedies under the Note and the other Transaction Documents, and (c) recovery of all costs and expenses, including reasonable attorneys' fees, incurred in connection with the enforcement of this Agreement. The rights and remedies set forth herein are cumulative and not exclusive of any other rights or remedies available to the Company.

Article IX — General Provisions

9.1 Entire Agreement. This Agreement, together with the Transaction Documents (as modified hereby), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, commitments, offers, and agreements, whether written or oral, relating to such subject matter. For the avoidance of doubt, except as expressly modified hereby, the Note, the Purchase Agreement, the Security Agreement, and the other Transaction Documents shall remain in full force and effect in accordance with their respective terms.

9.2 Amendments. This Agreement may not be amended, modified, or supplemented except by a written instrument duly executed by each of the Parties.

9.3 Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party granting the waiver. No waiver of any breach or default shall constitute a waiver of any subsequent breach or default, whether of the same or a different provision. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

9.4 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be modified to the minimum extent necessary to make it valid, legal, and enforceable, and the remaining provisions of this Agreement shall remain in full force and effect.

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

9.6 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the dispute resolution provisions set forth in the Note; provided, however, that each Party acknowledges and agrees that irreparable harm would result from a breach of this Agreement, and each Party consents to the entry of temporary and permanent injunctive relief in any court of competent jurisdiction to enforce the provisions of this Agreement, without the necessity of posting any bond or security.

9.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) when delivered personally, (b) when sent by electronic mail (with confirmation of receipt), (c) one (1) Business Day after being sent by nationally recognized overnight courier, or (d) three (3) Business Days after being mailed by certified or registered mail, return receipt requested, postage prepaid, to the Parties at their respective addresses set forth below or at such other addresses as a Party may designate by notice in accordance with this Section:

If to the Company:

DevvStream Corp.
2108 N St., Suite 4254

Sacramento, California 95816
Attention: Sunny Trinh
Email: sunny@devvstream.com

With a copy to:

David J. Mack, Esq.
Shumaker, Loop & Kendrick, LLP
1000 Jackson Street Toledo, OH 43604
Email: dmack@shumaker.com

If to Helena:

Helena Global Investment Opportunities 1 Ltd.
71 Fort Street
3rd Floor
Grand Cayman, Cayman Islands KY1-1111
Attention: Jeremy Weech
Email: jeremy@helenapartners.com

With a copy to:

Lucosky Brookman LLP
101 Wood Avenue South
Fifth Floor
Woodbridge, NJ 08830
Attn: Seth Brookman, Esq.
Email: sbrookman@lucbro.com

9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic mail (including PDF) or other electronic transmission shall be equally effective as delivery of a manually executed counterpart.

9.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, and permitted assigns. Neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, except that Helena may assign its rights hereunder to an affiliate without the Company's consent.

9.10 No Third-Party Beneficiaries. Except as expressly set forth in Article IV with respect to the Company Released Parties and the Helena Released Parties, nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

9.11 Construction. This Agreement has been negotiated by the Parties and their respective counsel and shall be construed fairly in accordance with its terms and without any strict construction in favor of or against any Party. The headings in this Agreement are for convenience of reference only and shall not affect the interpretation hereof.

9.12 Attorneys' Fees. In the event of any action or proceeding to enforce the terms of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and costs from the non-prevailing Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

DEVVSTREAM CORP.

By:	/s/ Sunny Trinh

Name:	Sunny Trinh
Title:	CEO

HELENA GLOBAL INVESTMENT OPPORTUNITIES 1 LTD.

By:	/s/ Jeremy Weech

Name:	Jeremy Weech
Title:	Authorized Signatory